                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                                Amendment No. 5


                            Payless Cashways, Inc.
                      ----------------------------------
                               (Name of Issuer)



                         Common Stock, $0.01 par value
                      ----------------------------------
                        (Title of Class of Securities)



                                   704378306
                      ----------------------------------
                                (CUSIP Number)

                               Page 1 of 5 Pages
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-----------------
CUSIP NO.
704378306
-----------------

----------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     Goldman, Sachs & Co.

----------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a)
                                                    (b) _____
----------------------------------------------------------------
3.   SEC Use Only


----------------------------------------------------------------

4.   Citizenship or place of  Organization

                  New York
----------------------------------------------------------------
Number of          5.  Sole Voting Power
Shares
Beneficially              0
Owned By           -------------------------------
Each               6.  Shared Voting Power
Reporting
Person With               633,650
                   -------------------------------
                   7.  Sole Dispositive Power

                          0
                   -------------------------------
                   8.  Shared Dispositive Power

                          633,650
                   -------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      633,650
----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

      1.7%
----------------------------------------------------------------
12.  Type of Reporting Person

        BD-PN-IA
----------------------------------------------------------------

                               Page 2 of 5 Pages
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-----------------
CUSIP NO.
704378306
-----------------
----------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     The Goldman Sachs Group, L.P.

----------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group

                                                    (a)
                                                    (b) _____

----------------------------------------------------------------
3.   SEC Use Only


----------------------------------------------------------------
4.   Citizenship or place of  Organization


                   Delaware
----------------------------------------------------------------
Number of           5.    Sole Voting Power
Shares
Beneficially                  0
Owned By            -----------------------------------
Each                6.    Shared Voting Power
Reporting
Person With                   633,650
                    -----------------------------------
                    7.    Sole Dispositive Power

                              0
                    -----------------------------------
                    8.    Shared Dispositive Power

                              633,650
                    -----------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

      633,650
----------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

----------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

      1.7%
----------------------------------------------------------------
12.  Type of Reporting Person

        HC-PN
----------------------------------------------------------------

                               Page 3 of 5 Pages
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     Item 4.   Ownership.
                     Not applicable. The percent of the class owned as of December 31, 1996 did not exceed five percent.



     Item 5.   Ownership of Five Percent or Less of a Class.
                     If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following X .
                                                             -----

                               Page 4 of 5 Pages
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                                   SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 14, 1997


THE GOLDMAN SACHS GROUP, L.P.                GOLDMAN, SACHS & CO.
By: The Goldman Sachs Corporation,
    its general partner

By: /s/ Richard A. Friedman                  By: /s/ Richard A. Friedman
   ------------------------------               -------------------------------
Name:  Richard A. Friedman                   Name:  Richard A. Friedman
Title: Executive Vice President              Title: Managing Director

                               Page 5 of 5 Pages